                                                                     EXHIBIT 4.3


THIS NOTE IS SUBJECT TO A SUBORDINATION AGREEMENT DATED AS OF [ ] AMONG THE MAKER, THE HOLDER, FLEET CAPITAL CORPORATION, IN ITS CAPACITY AS THE ADMINISTRATIVE AGENT FOR THE LENDERS AND ISSUING BANK NAMED IN THE LOAN AGREEMENT DEFINED IN SUCH SUBORDINATION AGREEMENT, AND [ ] (THE "SUBORDINATION AGREEMENT"). BY ITS ACCEPTANCE OF THIS NOTE, THE HOLDER HEREOF AGREES TO BE BOUND BY THE PROVISIONS OF SUCH SUBORDINATION AGREEMENT TO THE SAME EXTENT THAT A SUBORDINATED CREDITOR (AS DEFINED THEREIN) IS BOUND.


                          SUBORDINATED PROMISSORY NOTE

$18,333,333.33                                              Ronkonkoma, New York
                                                            March [  ], 2001


         FOR VALUE RECEIVED, the undersigned QK HEALTHCARE, INC., a Delaware corporation (the "Maker"), and its successors and assigns, having an office at 2060 Ninth Avenue, Ronkonkoma, New York 11779, promises to pay to the order of ____________, having an address of __________________________ (the "Holder"), the principal sum of EIGHTEEN MILLION THREE HUNDRED THIRTY-THREE THOUSAND THREE HUNDRED THIRTY-THREE AND 33/100 DOLLARS ($18,333,333.33) as hereinafter provided, together with interest (computed on the basis of a 360-day year of twelve 30-day months) at a rate equal to seven and one-half percent (7-1/2%) per annum on (i) the sum of the unpaid principal amount hereof from the date hereof until paid in full, whether upon maturity or by acceleration or otherwise, and
(ii) the unpaid First Tranche Capitalized Interest (as defined below) from March 31, 2002, and (iii) the unpaid Second Tranche Capitalized Interests (as defined below) from March 31, 2006, in each case until the principal amount hereof, First Tranche Capitalized Interest or Second Tranche Capitalized Interest is paid in full, whether upon maturity or by acceleration or otherwise.

         A portion of the principal amount hereof equal to SEVEN MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($7,500,000.00), less the lesser of (a) $2,000,000, or (b) the Over-Allotment Prepayment (the "First Tranche Principal"), and all interest accruing on the First Tranche Principal for the period commencing on the date hereof through and including March 31, 2002 (the "First Tranche Capitalized Interest") shall be payable in twenty-eight (28) equal installments quarterly on June 30, September 30,

December 31, and March 31 in each year commencing on June 30, 2002 and ending March 31, 2009, each of which installments shall be in an amount equal to the sum of the First Tranche Principal and the First Tranche Capitalized Interest divided by twenty-eight (28). Interest accruing after March 31, 2002 on the unpaid First Tranche Principal and the unpaid First Tranche Capitalized Interest shall be payable quarterly on June 30, September 30, December 31, and March 31 in each year commencing on June 30, 2002 and ending on March 31, 2009.

         FOUR MILLION ONE HUNDRED SIXTY-SIXTY THOUSAND SIX HUNDRED SIXTY-SEVEN AND 67/100 DOLLARS of the principal hereof plus the Deferred Principal Amount (as defined below), if any (the "Second Tranche Principal"), and all interest accruing on such principal amount for the period commencing on the date hereof and through and including March 31, 2006 (the "Second Tranche Capitalized Interest" and, together with the First Tranche Capitalized Interest, the "Capitalized Interest"), shall be payable in eight (8) equal installments quarterly on June 30, September 30, December 31 and March 31 in each year commencing on June 30, 2006 and ending on March 31, 2008, each of which installments shall be in an amount equal to the sum of the Second Tranche Principal and the Second Tranche Capitalized Interest divided by eight (8). Interest accruing after March 31, 2006 on the unpaid Second Tranche Principal and the unpaid Second Tranche Capitalized Interest shall be payable quarterly on June 30, September 30, December 31 and March 31 in each year commencing June 30, 2006 until the Second Tranche Principal and the Second Tranche Capitalized Interest shall be paid in full.

         The balance of the sum of the unpaid principal and the unpaid Capitalized Interest, together with any accrued and unpaid interest, shall be due and payable in full on March 31, 2009 (the "Maturity Date"). At any point in time during the term of this Note, the quarterly payments of principal and Capitalized Interest, including the interest thereon, due and payable during the immediately following period of twelve consecutive months shall be referred to as the "Current Portion" of this Note. Conversely, any such quarterly payments due and payable after the immediately following period of twelve consecutive months shall be referred to as the "Non-Current Portion" of this Note.

         Upon the consummation of the Maker's initial public offering (the "Offering"), $6,666,667 of the principal amount hereof (or such lesser amount as shall be permitted to be prepaid pursuant to the Subordination Agreement) shall be immediately due and payable. The difference between $6,666,667 and such lesser amount is herein referred to as the "Deferred Principal Amount". In the event the Maker's underwriters exercise their option (the "Over-Allotment Option") to purchase additional shares of the Maker's Common Stock in connection with the Offering, the Maker shall use the lesser of $2,000,000 or one sixth (1/6) of one half (1/2) of the proceeds from the exercise of the Over-Allotment Option to prepay the principal amount of this Note (the "Over-Allotment Prepayment"). All payments of principal, Capitalized Interest and interest are to be made in lawful money of the United States of America at Holder's aforesaid address or at such other place or places as the holder hereof may from time to time designate in writing.

         The Maker, for itself and its successors and assigns, agrees, and the Holder of this Note, by its acceptance hereof, agrees that the Non-Current Portion of this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment or satisfaction in full of the Maker's Current Liabilities, provided that the Maker's Current Liabilities shall be subordinated to the Senior Indebtedness with respect to the rights of the holders of the Current Liabilities to enforce the subordination provided for herein. As used herein, "Current Liabilities" shall mean any liability of the Maker which is classified as a current liability under generally accepted accounting principles as then in effect, except for liabilities to the [Senior Lenders] (as defined in the Subordination Agreement) constituting [Senior Indebtedness] (as defined in the Subordination Agreement).

         So long as any part of the Current Liabilities shall be unpaid, no payment of principal, Capitalized Interest or interest hereunder shall be made at any time without the consent of the then holders of the Current Liabilities (the "Current Debt Holders"); provided, however, that (i) any payments due and payable under the Current Portion of this Note shall be paid as they become due and (ii) any further quarterly payments of interest and any regularly scheduled principal or Capitalized Interest payments may be made as they become due hereunder other than by way of acceleration as aforesaid if at the time of payment or after giving effect to such payment there exists no event of default under any agreement evidencing the Current Liabilities or any agreement pursuant to which instruments evidencing the Current Liabilities have been issued and no event which upon notice or lapse of time or both would constitute such an event of default.

         In the event of any acceleration of the Current Liabilities or distribution of the assets, dissolution, winding-up, liquidation or reorganization of the Maker (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

                  (a) Except for any payments due and payable under the Current Portion of this Note, the Current Liabilities shall be paid or satisfied in full before the Holder hereof is entitled to receive any further payment on account of principal, Capitalized Interest or interest hereunder, and any further payment or distribution to which the Holder hereof would be entitled hereunder but for the subordination provisions of this Note shall be paid directly to the Current Debt Holders.

                  (b) In the event that any such further payment of principal, Capitalized Interest or interest or other payment or distribution of assets of the Maker shall be received by the Holder hereof, notwithstanding the foregoing, in violation of the subordination provisions of this Note while any Current Liability is unpaid, such further payment or distribution shall be held by the Holder hereof for the Current Debt Holders and paid over to such Current Debt Holders by the Holder hereof.

         The Holder hereof by his or her acceptance hereof irrevocably authorizes and directs the Current Debt Holders and their successors and assigns and any trustee in bankruptcy, receiver or assignee for the benefit of creditors of the Maker, whether in voluntary or involuntary liquidation, dissolution or reorganization, in his or her behalf to take such action as may be necessary or appropriate to effectuate the subordination provided for in this Note (including, without limitation, the right to file proof of claim for the debt represented by this Note and, upon failure of the Holder to vote, to vote such claim in any such proceeding) and irrevocably appoints the Current Debt Holders and their successors and assigns, acting jointly, or any such trustee, receiver or assignee, his or her attorneys-in-fact for such purpose with full powers of substitution and revocation.

         The foregoing subordination provisions are solely for the purpose of defining the relative rights of the Current Debt Holders on the one hand, and the Holder of the Note on the other hand, and nothing herein shall impair, as between the Maker and the Holder of this Note, the obligation of the Maker, which is unconditional and absolute, to pay the principal, Capitalized Interest and interest on this Note in accordance with its terms, nor shall anything herein prevent the Holder of this Note from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights of the Current Debt Holders as herein provided.

         The Maker shall be entitled to offset against any payment of principal, Capitalized Interest, interest or any other amount then due and payable hereunder any amount due and payable to the Maker with respect to Losses, Taxes or Third Party Claims (each as defined in that certain Indemnification, Noncompetition and Tax Cooperation Agreement of even date herewith (the "Indemnification Agreement") among the Maker, Quality King Distributors, Inc. ("QK") and Pro's Choice Beauty Care, Inc. ("Pro's Choice")) or any other amount payable under the Indemnification Agreement, which shall not be paid within fifteen (15) days of notice of claim therefor in accordance with the Indemnification Agreement, or, if such amount relates to a Third Party Claim, within fifteen (15) days of determination of the amount of such Third Party Claim whether by final judicial or arbitral non-appealable order or as the result of a settlement entered into in accordance with the Indemnification Agreement (a "Final Determination"); provided that, if the Subordination Agreement shall prohibit payment of any amount due and payable hereunder, any offset against such payment in accordance with the foregoing provisions shall be deferred until the Maker shall be permitted to make such payment under the terms of the Subordination Agreement. The foregoing proviso shall not prejudice or diminish the right of Maker then to be paid with respect to any amount due to the Maker from time to time under the Indemnification Agreement. Notwithstanding any other provision of this Note to the contrary, if (i) Maker shall have notified QK of a Third Party Claim (an "Unliquidated Claim") under the Indemnification Agreement and there shall have been no Final Determination with respect thereto, and (ii) a majority of the independent directors shall have made a reasonable estimate of the amount of the probable Loss with respect to such Third Party Claim (the "Claim Amount"), Maker shall be entitled to defer all or any portion of any payment of principal, Capitalized Interest, interest or any other amount due hereunder equal to such Claim Amount until a Final Determination shall have been made with respect to such Unliquidated Claim; provided that QK shall not have provided adequate security for the payment of the Claim Amount in the event of a Final Determination with respect to such Third Party Claim, which security shall be reasonably acceptable to a majority of the independent directors of Maker.

         The Maker hereby waives all applicable exemption rights as well as valuation and appraisement, presentment and demand for payment, protest and notice of protest, notice of dishonor, protest and demand, demand and dishonor, and non-payment of this Note, and expressly agrees that its liability under this Note shall not be affected by any renewal or extension in the time of payment of the principal, Capitalized Interest and/or interest due and payable hereunder, regardless of the number of such renewals and extensions. No failure or delay by the Holder in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any rights, power or privilege.

         If this Note (a) is not paid when due or (b) is collected through a bankruptcy, receivership or other court proceeding, whether before or after this
Note is due, or (c) is placed in the hands of attorneys for collection, the undersigned agrees to pay, in addition to the then outstanding balance of the principal sum, Capitalized Interest, any accrued and unpaid interest thereon and all other fees, sums, charges and amounts due and payable under this Note, all costs of collecting or attempting to collect the same (including, but not limited to, attorney' fees and disbursements) incurred by the Maker hereof.

         This Note may not be altered, amended, canceled, changed, discharged, modified, terminated or waived orally, but only by an agreement in writing dated and executed by the party against which enforcement of such alteration, amendment, change, cancellation, discharge, modification, termination or waiver is sought and in the case of the Maker, such alteration, amendment, change, cancellation, discharge, modification, termination or waiver is approved by the majority of the members of the Maker's Board of Directors (including the majority of independent directors). A director shall be deemed to be an "independent director" if he or she satisfies the requirement of independence set forth in the then current rules of the New York Stock Exchange.

         Any notice, request, demand, consent, approval or other communication which the holder hereof or the undersigned is obligated or may elect to give hereunder ("Notice") shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to receive such Notice at such party's address first above set forth. Either party may, by Notice given as aforesaid, change its address for all subsequent Notices. Notices shall be deemed given as of the second business day following the date when mailed as aforesaid.

         The provisions of this Note shall be binding upon and inure to the benefit of the undersigned and the holder hereof and their respective heirs, legal representatives, successors and assigns. For the purposes of this Note, the phrase "Holder" shall mean and include all subsequent holders of this Note.

         In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been included.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

                                           QK HEALTHCARE, INC.



                                           By:__________________________
                                           Name:
                                           Title: